Exhibit 99.1

NEWS RELEASE

For:  CHAMPION PARTS, INC.

ALEX TASSOS & ASSOCIATES

2005 W. Avenue B

CORPORATE & FINANCIAL PUBLIC RELATIONS

Hope, Arkansas 71801

17 Stonepointe Dr., Escondido, CA 92025

Jerry A. Bragiel, President

Contact: Alex Tassos  (760-737-7000)

870-777-8821

CHAMPION PARTS REPORTS CONTINUED PROFITABILTIY

FOR THIRD QUARTER AND NINE MONTH PERIODS

HOPE, Ark., Nov. 13, 2003 -- Champion Parts, Inc. (OTC/BB:CREB) today reported higher net income for the third quarter ended Sept. 28, 2003 of $12,000, or $0.00 per share, compared to a net loss of $98,000, or $0.03 per share for the same period in 2002.  Net sales were $5,000,000, against $5,176,000 for the comparable period in 2002.

For the nine months of 2003, the company reported higher net income of $909,000, or $0.25 per share, compared to $16,000, or $0.00 per share for the same period in 2002.  Net sales were $18,169,000, compared to $19,172,000 for the same period in 2002.

“The third quarter, traditionally a seasonably weaker quarter,” said Jerry A. Bragiel, president and chief executive officer, “provided the company with a moderate operating income of $102,000, compared to $20,000 in the comparable 2002 period and a bottom line profit of $12,000 against a $98,000 loss, reflecting a positive swing of $110,000.  We are pleased with the improvements in profitability that were achieved, despite slightly lower sales.”

The company said its recently completed plant consolidation program has realized the desired results of reduced costs and improved operating efficiencies.  In future months, additional benefits may be derived from the sale of its closed Pennsylvania-owned facility.

The chief executive noted that “positive results” were recorded despite a continuing decline of carburetor net sales coupled with lower demand for some of the company’s other products in the traditional heavy duty, agriculture and domestic automotive markets.

The chief executive added he “was pleased with the strong sales of air-conditioning compressors in a soft market, and the increased sales of constant velocity axle products.”

The company said it plans to expand its line of air conditioning products for the upcoming season, which is expected to significantly increase sales of that product category.  It also said it is pursuing other new products and markets for existing products, which include internal new product development as well as acquisition opportunities.

Champion Parts remanufactures fuel system components, air conditioning compressors, front wheel drive assemblies, and other underhood electrical and mechanical products for the passenger car and light truck, agricultural, heavy-duty truck and marine parts aftermarket.

Exhibit 99.1

Champion Parts, Inc.

Certain forward-looking statements in this press release involve various risks and uncertainties, including, without limitation, those statements relating to future sales.  These statements are forward-looking statements within the meaning of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby.  Although the company believes that its forward-looking statements are reasonable, there are no assurances that such statements will prove to be correct.  Attention is directed to the discussion of risks and uncertainties contained in the Factors Which May Affect Future Results section of the company’s Form 10-K and other reports filed with the Securities and Exchange Commission.

CHAMPION PARTS, INC.

Consolidated Results

For the period ended September 28, 2003

(Unaudited)

	Nine Months September 28, 2003	Nine Months September 29, 2002	Three Months September 28, 2003	Three Months September 29, 2002

Net Sales	$18,169,000	$19,172,000	$5,000,000	$5,176,000
Costs and Expenses:
Cost of products sold	14,903,000	16,290,000	4,198,000	4,503,000
Selling, distribution & administrative	2,052,000	2,086,000	700,000	648,000
Relocation and restructuring costs	0	404,000	0	5,000
Total costs and expenses	16,955,000	18,780,000	4,898,000	5,156,000
Operating income	1,214,000	392,000	102,000	20,000
Non-operating (income)/expense:
Interest expense	349,000	412,000	106,000	130,000
Other non-operating (income)	(44,000)	(45,000)	(16,000)	(17,000)
Total non-operating expense	305,000	367,000	90,000	113,000
Net income before income taxes	909,000	25,000	12,000	(93,000)
Income taxes	0	9,000	0	5,000
Net income	$ 909,000	$ 16,000	$ 12,000	$ (98,000)
Weighted Average Common Shares Outstanding at September 28, 2003:
Basic	3,655,266	3,655,266	3,655,266	3,655,266
Diluted	3,689,423	3,655,266	3,733,647	3,655,380

Earnings Per Common Share - Basic:
Net income per common share - basic	$ 0.25	$ 0.00	$ 0.00	$ (0.03)

Earnings Per Common Share - Diluted:
Net income per common share - diluted	$ 0.25	$ 0.00	$ 0.00	$ (0.03)

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